EXHIBIT 99.2

AINOS, INC.

CORPORATE GOVERNANCE POLICIES OF THE BOARD OF DIRECTORS – ADOPTED AUGUST 20 2021

1.0	PURPOSE OF THE POLICIES

These Corporate Governance Policies (the “Policies”) have been adopted by the Board of Directors (the “Board”) of AINOS, INC., a Texas corporation (the “Company”) to assist the Board in carrying out its responsibilities and in following corporate best practices. These Policies are to be interpreted in the context of all applicable laws and regulations, the Company’s charter documents and other governing legal documents.

The Company’s management is responsible for:

•	development of strategic, financial and management policies of the Company for consideration by the Board;

•	the operations of the Company in accordance with such policies;

•	timely preparation of financial statements and other reports about the Company, and informing the Board about the Company’s operations; and

•	identification and management of the Company’s risks and development of risk mitigation strategies.

The Board is responsible for protecting and enhancing the assets of the Company and serving the best interests of the Company’s stockholders. These duties include:

•	monitoring the effectiveness of management and Company policies and decisions; and

•	oversight of the Company’s risk management process, which shall include periodic review of management’s risk analysis.

2.0	AUTHORITY OF THE BOARD

Pursuant to Article II, Section 1 of the Company’s Bylaws adopted on July 10, 2015: “The business and property of the Corporation shall be managed by the Board of Directors, and subject to the restrictions imposed by law, the Articles of Incorporation or by these Bylaws, they may exercise all the powers of the Corporation.”

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

3.0	COMPOSITION OF BOARD

3.1

Selection of Directors. The Board shall select members to fill Board vacancies and nominate candidates for election at the annual meeting of stockholders (the “Annual Meeting”) or other similar meeting. All directors are appointed or elected for a three (3) year term.

3.1.1

Board Membership Criteria. The Board encourages selection of directors, including nominees by stockholders, who will contribute to the Company’s overall corporate goals. The Board and the Executive Committee will periodically review the characteristics appropriate for directors to possess in light of the Board’s composition and skills and expertise needed at the Board and committee levels. In determining whether to recommend a nominee for election, the Executive Committee shall consider all of his or her relationships with any of the Company’s stockholders, competitors, customers, suppliers or other persons related to the Company, and for determining whether to recommend a director for re-election, the Executive Committee shall also consider the director’s past meeting attendance and participation in and contributions to the activities of the Board. The Executive Committee is committed to Board diversity and shall consider a nominee’s background and experience to ensure that a broad range of perspectives is represented on the Board. In particular, the Executive Committee will consider a nominee’s membership in an underrepresented community, such as race, ethnicity, sexuality, gender or veteran status.

3.1.2	Management Director. The Board anticipates that the Company’s Chief Executive Officer (“CEO”) will be nominated to serve on the Board.

3.1.3

Nomination Process. The Company’s Secretary shall be notified of all potential candidates for nomination to the Board. Nominations made other than by the Board must be made in full compliance with the Company’s Bylaws. Each potential candidate must provide a list of references and agree (i) to be interviewed by the Board and (ii) to a background check or other review of qualifications by the Company. Prior to nomination of any candidate by the Board, each director shall be provided the opportunity to meet with the candidate. Any candidate nominated shall upon request agree in writing to comply with these Policies and all other Company policies and procedures applicable to members of the Board.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

3.1.4

Vacancies. Pursuant to Article II, Section 1 of the Bylaws, any vacancy occurring in the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. In case of any increase in the number of directors, the additional directors shall be elected at an annual or special meeting of shareholders called for that purpose or by the Board for a term of office continuing only until the next election of one or more directors by the shareholders; provided, however, that during a period between two successive annual meetings of shareholders, the Board may not fill more than two vacancies created by an increase in the number of directors.

3.2

Size of the Board. The number of directors shall be established by the Board in accordance with the Company’s Certificate of Formation and Bylaws. The Board will review the appropriate size of the Board from time to time and may approve a change in the authorized number of directors. The Bylaws of the Company states: “The Board of Directors shall consist of not less than one nor more than thirty directors, as so determined from time to time by resolution of the Board of Directors. Within the above limits, the number of directors may be increased or decreased (provided such decrease does not shorten the term of any incumbent director) from time to time by resolution of the Board of Directors.”

3.3	Independent Directors.

3.3.1

Independent Directors. The Company has elected to be covered by the Controlled Company exemption from the independent director requirement of Nasdaq 5065(b)(1). According to the Nasdaq Listing Rule 5615(c) and IM-5615-5, a “Controlled Company” is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. The calculation of voting power held by a group can include shares covered under voting agreements between or among shareholders relating to the election of directors. For a group to exist, the shareholders must have filed a notice that they are acting as a group (e.g., a Schedule 13D). A majority of the Directors of the Company are not “Independent Directors” as defined by Nasdaq rule 5605(a)(2) and IM-5605 due to their affiliation with Ainos, Inc., a Cayman Island corporation (“Ainos KY”), the majority shareholder of the Company, and their status as an executive officer, employee, or an individual having a relationship with the foregoing including as a family member.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

3.3.2

Affirmative Determination of Independence. Based on information provided by Board members and advice of counsel, the Board, or a designated committee of the Board shall affirmatively determine at times required by the Nasdaq listing standards (the “Listing Standards”) that the directors designated as independent have no material relationships to the Company (either directly or indirectly) that may interfere with the exercise of their independence from management and the Company.

3.3.3

Proposed Transactions. Directors may be asked from time to time to leave a Board meeting when the Board is considering a transaction in which the director (or another organization in which a director is a director or officer) has a financial or other interest. The Board shall review and approve any proposed related party transactions in compliance with the Company’s policies and Listing Standards.

3.3.4

Annual Determination. The Board will make an affirmative determination, at least annually, that other commitments of non-employee directors, including services on additional public boards, continue to allow sufficient time to perform their Board and committee duties.

3.4

Board Leadership. The Board may elect a chairperson of the Board pursuant to Article III, Section 5 of the Bylaws. If elected, the Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors; and he shall have such other powers and duties as designated in the Bylaws and as from time to time may be assigned to him by the Board of Directors.

3.5

Fixed Terms. Longer-serving directors have valuable insight about the Company’s business, operations, history, policies and objectives. The Board believes that term limits and mandatory retirement ages for directors are not in the best interests of the Company, and the Board shall instead review annually the current effectiveness of each director in nominating candidates for election or re-election.

3.6

Executive Committee. The Board shall include an Executive Committee composed of Independent Directors. In addition to duties delegated to it by the Board, the Executive Committee shall periodically assess the performance of the Board and its committees and report the results of such assessment to the Board.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

3.7

Director Time Commitment. Directors should be able to devote sufficient time to Board and committee duties and to understanding the Company’s business. The Executive Committee will review the other commitments of potential Board candidates, and do so annually for existing Board members, to make this determination. Board members must notify the Executive Committee and the General Counse1l, and obtain the Executive Committee’s approval, before accepting an invitation to serve on the board of another company. Factors the Executive Committee may consider include the following: (i) resulting actual or potential conflicts of interest; (ii) actual or potential competition between the Company and the other company; (iii) significant or potentially significant relationships between the Company and the other company, such as vendor, customer, supplier, contractor or consultant; and (iv) whether acceptance of the offer may reflect unfavorably on the Company. Unless otherwise approved by the Board, no Board member shall serve on the board of any significant Company competitor, supplier or customer (as determined by the Executive Committee).

3.8

Change in Circumstances. Directors who change their principal occupation or business association should not necessarily leave the Board. However, if any director has a Change in Circumstances (as defined below), then the director shall promptly disclose it to the General Counsel (or if none, the CFO), who will notify the Executive Committee of any material Change in Circumstances (as determined by the General Counsel or if none, the CFO). The Board, excluding the applicable director, will determine whether to request that director to resign if the Board receives such a recommendation from the Executive Committee (excluding the applicable director, if an Executive Committee member). For these purposes, “Change in Circumstances” will mean any change in a director’s personal or professional circumstances, since such director’s most recent election to the Board, that would require disclosure in such director’s D&O Questionnaire or the proxy statement of the Company if such director were to be nominated for re-election at the next Annual Meeting, including, but not limited to, a change of employer or primary occupation (including retirement) or a material change in occupational responsibilities.

3.9

Ownership Guidelines. The Board expects all directors and executive officers to display confidence in the Company by owning shares of the Company’s common stock. For purposes of these guidelines, stock ownership includes shares of the Company’s common stock held in trust for the director or executive officer, as applicable, and his or her immediate family, plus vested deferred stock, but not unvested or unexercised equity. If the Board adopts a minimum ownership requirement, the number of shares is calculated annually as of the last day of the Company’s fiscal year. The value of a share shall be the greater of the then current market price or the closing price on the acquisition date.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

3.10

Director Education. Each director is expected to participate in continuing education to maintain the necessary level of expertise to perform his or her responsibilities. The Executive Committee and the General Counsel are responsible for administering or approving eligible continuing education programs, which may include a mix of in-house and third-party programs. The Company will pay the out-of-pocket costs of attendance for any director.

3.11	Board Assessment. The Executive Committee and the Board shall conduct, at least annually, an assessment of its overall effectiveness and performance.

3.12	Executive Officer Review. The Compensation Committee of the Board shall conduct, and review with the Board, an annual evaluation of the performance of all executive officers.

3.13

Management Development. Annually, the Board shall review management development and discuss candidates to fulfill the CEO’s responsibilities on an interim basis in the event that the CEO is disabled or otherwise incapacitated.

4.0	MEETINGS AND MINUTES

4.1

Meetings of Executive Committee. Each fiscal year, the Executive Committee will hold at least two (2) meetings without management present, and may invite the Company’s independent auditors, legal counsel, finance staff and other employees to attend.

4.2

Session with CEO. Each regular Board meeting is intended to include a session between the CEO and the independent directors, to permit discussion of personnel and management issues, management development and other topics.

4.3

Agenda. The chairperson of the Board, if designated, or the CEO will have primary responsibility for preparing any Board meeting agenda and distributing it to the directors with appropriate written information and background materials. Agendas should address items suggested by Board members.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

4.4

Board Materials Distributed In Advance. Information concerning the Company, and its finances, operations and strategy, is important to the Board’s understanding and decision-making process. When feasible, appropriate information relating to agenda items should be distributed in writing to the Board in advance of the Board meeting. For sensitive or late-breaking topics, discussion will be held at the meeting and no materials need be distributed.

4.5

Board Access to Management. Management will afford each Board member access to Company employees, and outside auditors, legal counsel and other professional advisors for any purpose reasonably related to the Board’s responsibilities, with the Executive Committee authorized to establish reasonable processes related to such matters. The Board encourages management to include in Board meetings Company personnel who can provide additional insight into the items being discussed, and/or to present key employees who should be given exposure to the Board. Management is responsible for arranging presentations at Board meetings and providing information to the Board about the operations of the Company. Each director is entitled to inspect the Company’s books and records and obtain such other data and information as the director may reasonably request; inspect facilities as reasonably appropriate for the performance of director duties; and to receive notice of all meetings in which a director is entitled to participate and copies of all Board meeting minutes, with the Executive Committee authorized to establish reasonable processes related to such matters.

4.6	Outside Advisors. The Board and its committees are authorized to obtain legal or other advisors of their choice, at the Company’s expense, who shall report directly to the Board or the committee.

5.0	BOARD COMMITTEES

5.1

Committees. The current committees of the Board are the Audit Committee, the Compensation Committee and the Executive Committee. The Board may form, merge or dissolve committees as it deems appropriate from time to time. The Audit Committee, the Compensation Committee and the Executive Committee shall be comprised entirely of Independent Directors. Exceptions shall only be made under unusual circumstances and only with unanimous approval of the Independent Directors. Committee composition shall conform to applicable laws and regulations.

5.2

Committee Member Selection. Upon recommendation by the Executive Committee, the Board will designate the members and the chairperson of each committee, endeavoring to match the committee’s function and needs for expertise with individual skills and experience of the appointees.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

5.3

Committee Functions. Each committee will have a written charter approved by the Board. The charters shall be at a minimum in compliance with all legal requirements and Listing Standards. The number of, and content and processes for, such committee meetings (including attendees at such meetings) and means of carrying out committee responsibilities will be determined by each committee in light of the committee’s charter, the committee’s authority delegated by the Board, and the legal, regulatory, accounting and governance principles applicable to the committee’s function. The minutes of the committees will be available to the full Board. The Company will afford access to the Company’s employees, professional advisors and other resources to enable committee members to carry out their responsibilities.

6.0	BOARD MEMBER RESPONSIBILITIES

6.1

Generally. A director is expected to discharge his or her duties, including duties as a committee member, in good faith and in a manner the director reasonably believes to be in the best interests of the Company and its stockholders and to abide by the highest ethical and fiduciary standards.

6.2

Disclose Relationships and Other Information. Each director is expected to disclose promptly to the Board and to respond promptly and accurately to periodic inquiries from the Company regarding any existing or proposed relationships with the Company, including compensation and stock ownership, which could affect the independence of the director under applicable Listing Standards or any additional standards as may be established by the Board. Each director shall also promptly inform the Company of any material change in such information.

6.3

Attendance. Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings and meetings of committees on which they serve, including advance review of meeting materials that may be circulated prior to each meeting.

6.4

Reporting and compliance systems. Based on information available, each director should be satisfied that the Company’s management maintains an effective system for timely reporting to the Board or appropriate Board committees on the following, without limitation: (1) the Company’s financial and business plans, strategies and objectives; (2) the recent financial results and condition of the Company and its business segments; (3) significant accounting, regulatory, competitive, litigation and other external issues affecting the Company; and (4) systems of control which promote accurate and timely reporting of financial information to stockholders and compliance with laws and corporate policies. Each director is expected to have a basic understanding of the foregoing matters to the extent information is furnished by management or otherwise available to the Board.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

6.5

Continuing education. The Board is expected periodically to review the Company’s policies and procedures for providing orientation sessions for newly elected or appointed directors and to recommend, on an as-needed basis, continuing director education programs for Board or committee members.

6.6	Annual evaluation. The Board will evaluate these corporate governance guidelines and whether the Board and its committees are functioning effectively at least annually.

6.7

Risk Oversight. The Board should understand the principal risks associated with the Company’s business on an on-going basis and it is the responsibility of management to assure that the Board and its committees are kept well informed of these changing risks on a timely basis. It is important that the Board oversee the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards. The Board reserves oversight of the major risks facing the Company and has delegated risk oversight responsibility to the appropriate committees in the following areas: the audit committee oversees risks relating to financial matters, financial reporting and auditing and the compensation committee oversees risks relating to the design and implementation of the Company’s compensation policies and procedures.

6.8

Reliance on Information. A director is entitled to rely on reports or other information provided by Company management, independent auditors, legal counsel and other persons, in the discharge of his or her duties.

6.9

Confidentiality. Directors have an obligation to protect and keep confidential all non-public information related to the Company (“Confidential Information”) unless and until the Company has authorized public disclosure (or unless otherwise required by law or regulation). Confidential Information includes all non-public information entrusted to or obtained by a director by reason of his or her position on the Board, such as information regarding the strategy, business, finances and operations of the Company and third parties, minutes, reports and materials of the Board and its committees, other documents identified as confidential by the Company and all other non-public information provided by the Company, including but not limited to non-public information concerning: (i) the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to acquisitions, divestitures and actions relating to the Company’s stock; (ii) possible transactions with other companies or information about the Company’s suppliers, customers or partners that the Company is under an obligation to maintain as confidential; and (iii) the proceedings and deliberations of the Board and its committees, and the discussions and decisions between and among employees, officers and directors and their advisors. Directors may not use Confidential Information for personal benefit or to benefit other persons or entities other than the Company. Directors shall refrain from disclosing Confidential Information to anyone outside the Company, specifically including any principal or employee of any entity or person that employs the director or has sponsored the director’s election to the Board, except with Company authorization or as otherwise may be required by applicable law. The obligations described above continue even after service on the Board has ended. Any questions or concerns about potential disclosures should be directed to the General Counsel.

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED

6.10

Management Succession Planning. At least annually, the Compensation Committee will consider and assist the Board in developing succession plans for the CEO and other key executive officers and appropriate management personnel. The Board may from time to time ask the Compensation Committee to undertake other specific reviews concerning management succession planning.

6.11

Applicable Laws and Policies. Board members will comply with all applicable laws and requirements of applicable regulatory agencies, including the Listing Standards, and with all policies and guidelines of the Company, including, without limitation, the Company’s Code of Conduct and Financial Team Code of Conduct.

7.0	REVIEW OF GOVERNANCE GUIDELINES

The Executive Committee will periodically review and assess the adequacy of these guidelines and recommend any proposed changes to the Board for approval.

8.0	ADOPTIONS, REVIEWS AND REVISIONS

As of July 30, 2021 – No prior policy

Adopted – August 20, 2021

AINOS, INC. CORPORATE COVERNANCE POLICIES OF THE BOARD OF DIRECTORS –

AUGUST 20 2021 – ADOPTED